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                                  Exhibit 99.1

  BOSTON LIFE SCIENCES ANNOUNCES ANALOGUE OF TROPONIN I WITH GREATLY ENHANCED BIOLOGICAL AND PHYSICAL PROPERTIES AND REPORTS RESULTS IN EXPERIMENTAL SARCOMA
                                   METASTASES

Boston, Mass.--August 3, 1999--Boston Life Sciences, Inc. (NASDAQ: BLSI) announced that in the course of the company's continued development work on its anti-angiogenic protein Troponin I, it had identified and purified a fragment, or analogue of Troponin I that accounted for all of the biologic activity of the native Troponin I. This fragment (designated BLS 0597), containing the C-terminal half of the molecule, had approximately 10 times the in vitro activity of the parent molecule, was 10 times more soluble, and was easily purified in the laboratory in its active configuration. A "Composition of Matter" patent covering BLS 0597 and other fragments of Troponin was recently filed, the company said.

"We view this as a second-generation product with many potential benefits," stated Marc Lanser, MD, chief scientific officer of BLSI. "If the results of our in vivo testing of 0597 continue to exceed the excellent results published recently in the Proceedings of the National Academy of Sciences (PNAS) for whole Troponin, 0597 could evolve as our lead clinical and commercial formulation. The potential for dose reduction, ease of manufacturing, and enhanced patient compliance are all there with 0597," added Dr. Lanser.

"However, as important as this further progress in optimizing the value of Troponin may be, we do not expect such findings to effect significantly the design or timing of the Troponin clinical trials. Our current plan is to initiate Phase I/II studies in breast cancer and sarcomas (including melanoma) as soon as possible. Our parallel pre-clinical studies with 0597 should not significantly affect that schedule. Our recent decision to add patients with sarcoma to the breast cancer study was based on the excellent experimental results already published in PNAS, as well as a recently completed study in animals injected with a human sarcoma (an inherently aggressive type of cancer). In that study, total volume of metastases from sarcoma was reduced from approximately 169 cubic millimeters to less than 9 cubic millimeters in mice treated twice weekly with 0.25 milligrams of Troponin for 28 days.

To our knowledge, this degree of suppression of metastatic tumor burden has not previously been achieved with experimental anti-angiogenic therapy," added Dr. Lanser.

About Boston Life Sciences, Inc.

BLSI is developing novel treatments for cancer, autoimmune disease, and central nervous system disorders. In addition to Troponin I, products awaiting FDA review, in clinical trials or in preclinical development by BLSI include Therafectin(R) for the treatment of Rheumatoid Arthritis; AF-1 for the potential treatment of stroke and spinal cord injury; Altropane(TM), a radioimaging agent for the diagnosis of Parkinson's Disease and Attention Deficit Hyperactivity Disorder (ADHD); and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.



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The foregoing contains forward-looking statements with regard to product development timelines, timing of clinical trials, commercial viability, and regulatory filings, which may not be realized due to the uncertainties inherent in the research and development process.





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